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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference, in the registration statements of Bowmar Instrument Corporation and Subsidiaries on Forms S-8 (File nos. 33-57230, 33-9776, 33-62247 and 333-18463) of our report dated December 2, 1997 except for Notes 16 and 17 for which the date is December 19, 1997 on our audits of the consolidated financial statements of Bowmar Instrument Corporation and Subsidiaries, as of September 27, 1997 and September 28, 1996, and for each of the three years in the period ended September 28, 1997, which report is included in this Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.

/s/ COOPERS & LYBRAND L.L.P.

Phoenix, Arizona
January 7, 1998